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                                                                      EXHIBIT 2

                             AGREEMENT AND PLAN OF MERGER

                                          OF

                                  IFR SYSTEMS, INC.

                                         WITH

                                IFR MERGER CORPORATION
                         __________________________________


     This Agreement and Plan of Merger (this "Agreement"), dated as of January 30, 1998, is entered into by IFR Systems, Inc., a Delaware corporation ("IFR Systems"), IFR Merger Corporation, a Delaware corporation ("Merger Corporation"), and IFR Holding Corporation, a Delaware Corporation ("IFR Holding").


                                       RECITALS


     A. The Board of Directors of IFR Systems has determined it to be in the best interests of IFR Systems and its stockholders to effect a restructuring whereby IFR Systems will be become the wholly owned subsidiary of a new holding company; and

     B. It is intended that the holding company structure be effected without a vote of the stockholders of IFR Systems pursuant to and in accordance with
Section 251(g) of the Delaware General Corporation Law (the "DGCL").

     C. The Boards of Directors of IFR Systems, Merger Corporation, and IFR Holding, and IFR Holding acting as the sole stockholder of Merger Corporation, have approved the merger of Merger Corporation with and into IFR Systems (the "Merger").

     D. It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder.

     E. The Certificate of Incorporation and the By-Laws of IFR Holding immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Certificate of Incorporation and Bylaws of IFR Systems immediately before the Effective Time other than with respect to matters excepted by Section 251(g) of the DGCL.

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                                      AGREEMENT


     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the parties hereto agree as follows:


                                      ARTICLE I

                                     THE MERGER


     Section 1.1.   THE MERGER.   At the Effective Time (as defined in Section
1.2) and subject to and upon the terms and conditions of this Agreement, Merger Corporation shall be merged with and into IFR Systems in accordance with the DGCL, whereupon the separate corporate existence of Merger Corporation shall cease and IFR Systems shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Merger Corporation in accordance with the DGCL.

     Section 1.2.   EFFECTIVE TIME.   The Merger shall become effective on the
date of the filing of a certified copy of this Agreement with the Secretary of State of Delaware as required by the DGCL (the "Effective Time").

     Section 1.3.   EFFECT OF THE MERGER.   The effects of the Merger shall be
as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective time all the rights, privileges, powers, franchises, and property of Merger Corporation and IFR Systems shall vest in the Surviving Corporation, and all restrictions, disabilities, duties, debts, and liabilities of Merger Corporation and IFR Systems shall become the restrictions, disabilities, duties, debts, and liabilities of the Surviving Corporation.

     Section 1.4.   CERTIFICATES OF INCORPORATION AND BYLAWS.   (a) At the
Effective Time, the Certificate of Incorporation of IFR Systems shall be the Certificate of Incorporation of the Surviving Corporation except that, effective as of the Effective Time, such Certificate of Incorporation shall be amended as follows:

     (i) Paragraph (a) of Article I shall be amended to read in its entirety as follows:

         (a)  NAME.  The name of this Corporation is IFR Instruments, Inc.

     (ii) Paragraph (d) of Article I shall be amended to read in its entirety as follows:

         (d) SHARES OF CAPITAL STOCK. The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of common stock, par

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value $1.00 per share ("Common Stock").  No shares of the previously authorized preferred stock have been issued and all provisions previously contained in this Certificate authorizing preferred stock are hereby withdrawn.

     (iii) Article VII is repealed in its entirety and the following Article VII is substituted to read in its entirety as follows:


                                     ARTICLE VII

                            REQUIRED STOCKHOLDER APPROVAL


     Any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of IFR Holding Corporation, a Delaware corporation (or any successor by merger), by the same vote as is required by the General Corporation Law of the State of Delaware or this Certificate of Incorporation so long as IFR Holding Corporation (whose name is being changed to IFR Systems, Inc.) or its successor is the ultimate parent of the Corporation. For the purposes of this Article VII, the term "parent" shall mean a corporation that owns, directly or indirectly at least a majority of the outstanding capital stock of the Corporation entitled to vote in the election of directors without regard to the occurrence of any contingency.


     (b) Substantially concurrently with the filing of this Agreement with the Secretary of the State of Delaware, IFR Holding Corporation shall cause to be filed with the Secretary of the State of Delaware an Amended and Restated Certificate of Incorporation of IFR Holding Corporation substantially in the form of Exhibit "A" hereto.

     (c) At the Effective Time, the Bylaws of IFR Holding Corporation shall be in the form of the Bylaws of IFR Systems immediately prior to the Effective Time.

     Section 1.5.   ADDITIONAL ACTIONS.   Subject to the terms of this
Agreement, the parties hereto shall take all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the

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Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Systems and Merger Corporation, all such deeds, bills of sale, assignments, and assurances and to take all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all rights titles, and interests, in, to and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.6.   DIRECTORS AND OFFICERS.   The directors and officers of the
Surviving Corporation shall be the directors and officers, respectively, of IFR Systems immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

     Section 1.7.   RIGHTS PLANS.   Prior to the Effective Time IFR Systems and
IFR Holding Corporation shall take all necessary action to substitute IFR Holding Corporation for IFR Systems under the existing Rights Agreement, dated as of February 28, 1989, between IFR Systems and Harris Trust & Savings Bank (the "Rights Agreement") and all rights granted thereunder as of the Effective Time, so that, as of the Effective Time, IFR Holding Corporation shall have assumed all of the rights and obligations under the Rights Agreement and the preferred stock purchase rights ("Rights") granted thereunder.


                                      ARTICLE II

                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                           NO EXCHANGE OF CERTIFICATES


     Section 2.1.   CONVERSION OF SECURITIES.   At the Effective time, by virtue
of the Merger and without any action on the part of IFR Systems, IFR Holding, Merger Corporation, or the holders of any of the securities of any of them, IFR Systems will become a wholly owned subsidiary of IFR Holding, and the stockholders of IFR Systems will become stockholders of IFR Holding. To effect the foregoing:

         (a) each share of common stock, par value $0.01, of IFR Systems ("IFR Systems Common Stock") then held by IFR Systems as a treasury share or then held by Merger Corporation or IFR Holding Corporation shall be canceled and extinguished without payment of any consideration therefor and without any conversion thereof;

         (b) each share of IFR Systems Common Stock then issued and outstanding (other than those described in Section 2.1(a)) together with the associated Right shall, without necessity of exchange or surrender thereof, be converted into and thereafter shall represent one validly issued, fully paid, and non-assessable share of common stock, par value $1.00 par share, of IFR Holding ("IFR Holding Common Stock") and one associated Right;

         (c) each then outstanding warrant, option, or other right to purchase or receive one share of IFR Systems Common Stock (collectively "IFR

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Systems Options") shall, automatically represent the right to receive one validly issued, fully paid, and non-assessable warrant, option, or other right (as the case may be) representing the right to purchase or receive, subject to the identical terms and provisions of the respective agreements applicable to the IFR Systems Options (collectively the "IFR Systems Options Agreements"), one share of IFR Holding Common Stock ("IFR Holding Options").

         (d) each share of common stock, par value $1.00 per share, of Merger Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and thereupon and thereafter shall represent one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation; and

        (e) each share of common stock, par value $1.00 per share, of IFR Holding held by IFR Systems immediately prior to the Effective Time shall be contributed to the capital of IFR Holding and canceled and extinguished without payment of any consideration therefor and without any conversion thereof.

        (f) IFR Holding and IFR Systems shall (i) make any necessary or desirable amendments to the various IFR Systems Options Agreements; (ii) use all reasonable best efforts to obtain any required consents or releases;
(iii) prepare and execute appropriate agreements granting or creating the IFR Holding Options; and (iv) take any other action necessary to effect the transactions contemplated by this Section 2.1.

        (g) Each certificate representing shares of IFR Systems Common Stock immediately prior to the Effective Time not being expressly canceled pursuant to this Agreement shall be deemed to represent the same number of shares of IFR Holding Common Stock at the Effective Time and shall no longer represent shares of IFR Systems Common Stock and it shall not be necessary for any holder thereof to exchange any such stock certificate.

                                     ARTICLE III

                                AMENDMENT;TERMINATION


     This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may be terminated at any time prior to the Effective Time by the Boards of Directors of the parties hereto notwithstanding approval of this Agreement by the stockholders of any party hereto.

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                                      ARTICLE IV

                                  GENERAL PROVISIONS

     Section 4.1.   GOVERNING LAW.   This Agreement shall be governed by, and
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 4.2.    SEVERABILITY.   Any term or provision of this Agreement
which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 4.3.   COUNTERPARTS.   This Agreement may be executed in one or
more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, IFR Holding, IFR Systems, and Merger Corporation have caused this Agreement to be executed by their respective duly authorized officers.


                              IFR HOLDING CORPORATION


                              By:_______________________________
                                    Alfred H. Hunt, III, President


ATTEST:

_________________________
Charles J. Woodin, Secretary



                              IFR SYSTEMS, INC.


                              By:________________________________
                                    Alfred H. Hunt, III, President


ATTEST:

_________________________
Charles J. Woodin, Secretary


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

                              IFR MERGER CORPORATION


                              By:_________________________________
                                    Alfred H. Hunt, III, President


ATTEST:

__________________________
Charles J. Woodin, Secretary



     This Agreement has been adopted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, and all of the conditions specified in the first sentence of that Section 251(g) have been satisfied.

     DATED:  January _____, 1998


                         ___________________________________________
                         Charles J. Woodin, Secretary
                         IFR Systems, Inc.




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